NEWS RELEASE

Executive Chairman Rodney O. Martin, Jr., to retire on Feb. 29, 2024, as previously announced, following a successful tenure as Voya Financial’s chairman and former CEO

David Zwiener, lead independent director of the board, named non-executive chair.

Ruth Ann M. Gillis nominated to assume non-executive chair role after May 2024 annual meeting, when Zwiener retires.

NEW YORK, Jan. 29, 2024 — Voya Financial, Inc. (NYSE: VOYA), announced today that David Zwiener, a board director for more than a decade and currently the board’s lead independent director, will become non-executive chair upon the previously announced retirement of Executive Chairman Rodney O. Martin, Jr., on Feb. 29, 2024.

Martin previously served as Voya’s chairman and chief executive officer (CEO) and was succeeded as CEO by Heather Lavallee on Jan. 1, 2023. Lavallee has also served as a director on Voya’s board since July 2022.

Ruth Ann M. Gillis, who has served as a director since 2015, will assume the non-executive chair role upon the shareholder vote to elect directors at the company’s 2024 annual meeting on May 23, 2024, when Zwiener will be retiring from the board.

Upon Gillis’s appointment as non-executive chair, Aylwin B. Lewis will become chair of the audit committee of the board, upon the shareholder vote to elect directors at the company’s annual meeting. Lewis joined the board in 2020 and has served as a member of the audit committee since that time as well. He also serves on the compensation, benefits and talent management committee as well as the nominating, governance and social responsibility committee.

Zwiener said, "The board is tremendously grateful for all that Rod has accomplished as Voya’s chairman and CEO for more than a decade. In addition to successfully completing a number of strategic, financial and cultural initiatives that have driven significant value for Voya’s shareholders, Rod has partnered closely with Heather and the board to help ensure a smooth CEO succession. As we have done for the past year, Voya will maintain separate roles for the chair and CEO — to allow the chair to focus on leading the board in its oversight and governance responsibilities and the CEO to focus on setting and executing Voya’s strategic plans and initiatives, as well as managing its operations."

Zwiener continued, "Having been a part of Voya’s board since the company’s 2013 initial public offering — and having served as lead director since 2017 — I have had the honor of working with Rod, Heather and my fellow directors as Voya has significantly transformed its business, honed its strategy and created tremendous value. Now is the right time for me to retire from the board. Over the next few months, Ruth Ann and I will work together to ensure a smooth transition of board leadership responsibilities."

"Consistent with Voya’s commitment to effective corporate governance, we are undertaking a well-planned shift to a new board leadership structure," said Gillis. "I look forward to working with Heather as she continues to execute Voya’s strategy. The board has strong confidence in Voya’s entire leadership team and the opportunities for the company to deliver further value for shareholders."

"As I transition to retirement, I am confident that Heather, Voya’s leadership team and the board will continue to execute on the company’s strategy and provide further value for Voya’s shareholders," said Martin. "I am grateful for the support of the board, our shareholders and our employees, and I am excited for Voya’s continued success."

"I want to extend my appreciation to Rod, Dave, Ruth Ann and the entire board for their invaluable counsel and guidance," said Lavallee. "Voya has long prioritized the importance and value of diverse perspectives, as we have seen first-hand how it helps us remain focused on the needs of our customers. Our leadership team, our employees and our board all bring great insights into those client needs. I am excited about Voya’s continued opportunities for growth and the positive outcomes they will bring to all of our stakeholders."

Gillis is the retired executive vice president and chief administrative officer of Exelon Corporation, and president of Exelon Business Services Company. At Exelon, Gillis oversaw key operations, including information technology and innovation, real estate, supply chain, and accounts payable and payroll from 2004 to 2015. She also previously served as executive vice president of Exelon's Commonwealth Edison Company subsidiary as well as senior vice president and CFO of Exelon Corporation. Gillis also serves on the boards of KeyCorp and Snap-on Incorporated.

Lewis served as chairman, CEO and president of Potbelly Corporation from June 2008 until his retirement in November 2017. From 2005 to 2008, he served as CEO and president of Sears Holdings, which was created from the successful merger with Kmart, where Lewis was president and CEO from 2004. Prior to joining Kmart, he served as chief multi-branding and operating officer of YUM! Brands, Inc., from 2003 to 2004 and as COO from 2000. Lewis serves on the board of directors of Marriott International, Inc., and Chef’s Warehouse. He also previously served on the boards of Red Robin Gourmet Burgers, Inc., The Walt Disney Company and Starwood Hotels.

Media Contact:    Investor Contact:
Christopher Breslin    Michael Katz
(212) 309-8941    (212) 309-8999
Christopher.Breslin@voya.com    IR@voya.com

About Voya Financial®
Voya Financial, Inc. (NYSE: VOYA), is a leading health, wealth and investment company with approximately 9,000 employees who are focused on achieving Voya’s aspirational vision: Clearing your path to financial confidence and a more fulfilling life. Through products, solutions and technologies, Voya helps its 14.7 million individual, workplace and institutional clients become well planned, well invested and well protected. Benefitfocus, a Voya company, extends the reach of Voya’s workplace benefits and savings offerings by providing benefits administration capabilities to 16.5 million individual subscription employees across employer and health plan clients. Certified as a "Great Place to Work" by the Great

Place to Work® Institute, Voya is purpose-driven and committed to conducting business in a way that is economically, ethically, socially and environmentally responsible. Voya has earned recognition as: one of the World’s Most Ethical Companies® by Ethisphere; a member of the Bloomberg Gender-Equality Index; and a "Best Place to Work for Disability Inclusion" on the Disability Equality Index. For more information, visit voya.com. Follow Voya Financial on Facebook, LinkedIn and Twitter @Voya.

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